TECKMINE INDUSTRIES, INC.

ANNOUNCES RESIGNATION OF DIRECTOR

Vancouver, BC, June 6, 2011 – Teckmine Industries, Inc. (the “Company”) (OTCBB: TCKM) announces that, effective June 2, 2011, Patrick Smyth resigned as a director of the Company.

The Company thanks Mr. Smyth for his contribution to the Company and wishes him success in his future endeavors.

FURTHER INFORMATION:
Raymond Irvine
President, Secretary, Treasurer and Director
Teckmine Services, Inc.
(604) 677-5066